Exhibit 8.2

The Directors BHP Billiton Finance (USA) Limited Level 18 171 Collins Street Melbourne VIC 3000 Australia BHP Group Limited Level 18 171 Collins Street Melbourne VIC 3000 Australia	22 February 2023 By Email

Dear Directors

Private and Confidential

BHP US Shelf programme renewal 2023

Australian tax opinion

We refer to the Registration Statement on Form F-3 (the Registration Statement) of BHP Billiton Finance (USA) Limited and BHP Group Limited, which is proposed to be filed with the United States Securities and Exchange Commission on or about the date hereof, relating to the registration of an indeterminate amount of debt securities for future issuance. The Registration Statement contains a tax summary section, headed “Material Tax Consequences—Australian Taxation”, that summarises the Australian tax issues arising for non-resident holders of debt securities issued by BHP Billiton Finance (USA) Limited in accordance with the Registration Statement. You have asked that we provide you with a letter confirming that the Australian tax summary is appropriate for inclusion in the Registration Statement as a general summary of the Australian tax issues.

In preparing this letter we have reviewed:

1	the Registration Statement; and

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the Indenture dated on or about the date hereof between BHP Billiton Finance (USA) Limited, as issuer, BHP Group Limited as guarantor, and The Bank of New York Mellon, N.A., as trustee (the Trustee) relating to the senior debt securities (the Indenture).

We understand that it is intended that the terms of the debt securities will be set on a basis that ensures that they will be debt interests under Division 974 of the Income Tax Assessment Act 1997 (Cth) and will not be equity interests under that Division. This is based on the following:

•	the debt securities will be in legal form debt;

•	BHP Billiton Finance (USA) Limited’s obligation to repay the principal in full and payments of interest will be non-contingent;

•	interest and discount rates on the debt securities will be at the prevailing market rates at the time of the offering; and

Doc 105014537.2 80 Collins Street Melbourne Vic 3000 Australia GPO Box 128 Melbourne Vic 3001 Australia	T +61 3 9288 1234 F +61 3 9288 1567 herbertsmithfreehills.com DX 240 Melbourne

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the debt securities will not be classified as equity by reason of any relationship with any other arrangement or as a result of BHP Billiton Finance (USA) Limited having the ability to exchange the debt securities for equity interests in any BHP Group entity.

Based on our review of the Registration Statement and Indenture, we advise that the statements set forth under the heading “Material Tax Consequences—Australian Taxation” are a fair and accurate general summary of the Australian tax treatment of non-resident holders of debt securities who are not also Australian residents and are appropriate for inclusion in the Registration Statement as such a general summary. Our opinion is based on Australian tax law as at the date of this letter. We consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Material Tax Consequences—Australian Taxation” in the Registration Statement.

Yours sincerely

/s/ Herbert Smith Freehills

Toby Eggleston

Partner

Herbert Smith Freehills

+61 3 9288 1454

+61 413 151 183

toby.eggleston@hsf.com

Herbert Smith Freehills LLP and its subsidiaries and Herbert Smith Freehills, an Australian Partnership ABN 98 773 882 646, are separate member firms of the international legal practice known as Herbert Smith Freehills.

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